Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP – Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
April 16, 2013	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Announces Signing of Letter of Intent with

The Coca-Cola Company for Expansion of Franchise Territory

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) (the “Company”) today announced that it has signed a non-binding letter of intent with The Coca-Cola Company to expand the Company’s franchise territory. The letter of intent provides additional distribution rights for the Company in parts of Tennessee and Kentucky which include major markets, Knoxville, TN and Lexington and Louisville, KY. Coca-Cola Refreshments USA, Inc. (“CCR”), a wholly owned subsidiary of The Coca-Cola Company, currently serves this territory.

The proposed transaction for acquiring distribution rights to the expanded territory will be accomplished by a sub-bottling arrangement with CCR under which the Company would make ongoing payments to CCR in exchange for the exclusive distribution rights in the territory. CCR would also transfer its rights in the territory to distribute brands not owned by The Coca-Cola Company to the Company as part of the transaction. In addition to territory rights, the Company would also acquire distribution assets and certain working capital from CCR relating to the expanded territory. The Company would not acquire any production assets from CCR. The new territory will be covered by a new form of comprehensive beverage agreement between the parties.

J. Frank Harrison, III, Chairman and CEO, said, “We are very excited about this growth opportunity for our Company, The Coca-Cola Company and the U.S. Coca-Cola System. Working closely with The Coca-Cola Company and our U.S. bottling partners, we believe that we are well positioned to help drive increased value in the Coke System.”

Hank Flint, President and COO, added, “We have worked very collaboratively with The Coca-Cola Company and other proposed expanding bottlers to create the opportunity for U.S. System alignment and value creation for customers and consumers. The proposed transaction provides us with a unique opportunity to leverage our strengths as the local Coca-Cola bottler in the many communities we serve.”

This proposed transaction with The Coca-Cola Company is subject to the parties reaching definitive agreements by the end of 2013 with closing of the transaction expected during the latter part of 2014. There is no assurance, however, that the definitive agreements will be reached and the closing of the proposed transaction will occur. The Company will file a report on Form 8-K with the Securities and Exchange Commission regarding the proposed transaction that will be available on the Commission’s web site at http://www.sec.gov and on the Company’s web site at http://www.cokeconsolidated.com.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding potential opportunities for and our commitment and focus on profitably growing our business as well as our plans for continuing to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—